                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


                           NAME                                      JURISDICTION OF INCORPORATION
------------------------------------------------------------         -----------------------------

IMS Industries Inc. (formerly IMS Borrower, Inc.)                              Delaware

IMS Holdco, Inc.                                                               Delaware

IMS International Manufacturing Services (Hong Kong) Limited                   Hong Kong
(formerly Maxtor (Hong Kong) Limited, formerly Silkmount Limited)

IMS International Manufacturing Services, Limited                           Cayman Islands

IMS International Manufacturing Services (Thailand) Limited                     Thailand
(formerly IMS International Manufacturing Services Ltd.)

Dongguan IMS Electronics Ltd.                                                    China